PRICING SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To Prospectus Supplement dated December 22, 2006 and Prospectus dated December 21, 2006)	Registration No. 333-139448
KfW, Frankfurt/Main, Federal Republic of Germany
U.S. $10,000,000 5.30% Callable Notes due February 9, 2011
CUSIP: 48245AAU5
ISIN: US48245AAU51
               Investing in the Notes involves certain risks that are described in the “Risk Factors” section in the Prospectus Supplement.

	Price to	Discounts and	Proceeds,
	Public(1)	Commissions	before expenses to KfW

Per Note	Variable	0.50%	99.50%
Total	Variable	U.S.$50,000	U.S.$9,950,000

(1)	Plus accrued interest, if any, from the Interest Commencement Date specified below, if the notes are delivered after that date.
          The Dealer named below expects to deliver the notes to investors on or about February 9, 2007.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

MERRILL LYNCH & CO.
JANUARY 25, 2007

ABOUT THIS PRICING SUPPLEMENT
SPECIFIC TERMS

ABOUT THIS PRICING SUPPLEMENT
          This pricing supplement supplements the accompanying prospectus supplement dated December 22, 2006 relating to KfW’s Medium-Term Note Program and the accompanying prospectus dated December 21, 2006 relating to KfW’s debt securities. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
          You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. KfW and the dealers are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and prospectus is current only as of this date, and information incorporated by reference is current only as of the date of such information.

PS-2

SPECIFIC TERMS

Issuer: KfW	Title of Securities:	U.S. $10,000,000 5.30% Callable Notes Due February 9, 2011

Aggregate Principal Amount: U.S. $10,000,000	Interest Rate: 5.30 % per annum

Original Issue Date: February 9, 2007	Maturity Date: February 9, 2011

Interest Commencement Date: February 9, 2007	Final Redemption Price: 100%

Payments:
First Interest Payment Date: August 9, 2007
Interest Payment Date(s): semi-annually in arrears on February 9 and August 9 in each calendar year from and including August 9, 2007 up to and including the Maturity Date
Redemption:       ☑ Yes                     ☐ No
Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions): ______
Redemption Date (as provided in para. 2 of §7 of the Conditions): starting August 9, 2007 and semi-annually thereafter (each February 9 and August 9)
Minimum Redemption Notice Period: 10 Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100%
Repayment:        ☐ Yes                      ☑ No
Repayment Date(s): ______
Minimum Repayment Notice Period: ______
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid): ______
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium: ______
Payments of interest: ______
Authorized Denomination: U.S. $1,000
Exchange Rate Agent: ______
Original Issue Discount Note (“OID”):       ☐ Yes                      ☑ No
Total Amount of OID: ______
Yield to Maturity: ______
Initial Accrual Period OID: ______
Day Count Fraction: 30/360 (as provided in para. 2 of §3 of the Conditions) (unless otherwise specified: ______)
Business Day Convention: Following Business Day Convention; no adjustment of interest (as provided in para. “Payments due on a Business Day” of §5 of the Conditions) (unless otherwise specified: _____)
Other Terms of Notes:
Price to Public: Variable price re-offer, plus accrued interest, if any, from February 9, 2007.
In no event will the re-offer price cause the Notes to have greater than de minimis Original Issue Discount (OID).

          Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.

PS-3